Exhibit 2.2

AGREEMENT AND PLAN OF REORGANIZATION
DATED AS OF OCTOBER 27, 2006
AMONG
SYNTAX-BRILLIAN CORPORATION,
SBV - AC CORPORATION,
VIVITAR CORPORATION,
AND
GREAT STEP CO., LTD.

SECTION 1. MERGER OF SBV AND VIVITAR	1
1.1 Merger	1
1.2 Effect of the Merger	1
1.3 Certificate of Incorporation and Bylaws	1
1.4 Directors	2
1.5 Officers	2
1.6 Status and Conversion of Securities	2
1.7 Syntax-Brillian to Make Shares Available	3
1.8 Further Documents	3
1.9 Effective Time	3
1.10 Internal Revenue Code	3
1.11 Closing	3
SECTION 2. SHAREHOLDER APPROVALS	4
SECTION 3. REPRESENTATIONS AND WARRANTIES	4
3.1 Representations and Warranties of Vivitar	4
3.2 Representations and Warranties of Syntax-Brillian and SBV	11
3.3 Representations and Warranties of Great Step	16
SECTION 4. COVENANTS	17
4.1 Covenants of Vivitar	17
4.2 Covenants of Syntax-Brillian	19
4.3 Registration of Syntax-Brillian Common Stock	20
4.4 Other Acquisition Proposals	21
SECTION 5. CONDITIONS PRECEDENT TO OBLIGATIONS	22
5.1 Conditions Precedent to the Obligations of Syntax-Brillian and SBV	22
5.2 Conditions Precedent to the Obligations of Vivitar and Great Step	23
SECTION 6. WAIVER, MODIFICATION, ABANDONMENT	25
6.1 Waivers	25
6.2 Modification	25
6.3 Abandonment	25
6.4 Effect of Abandonment	26
6.5 Right to Damages	26
SECTION 7. INDEMNIFICATION AND ESCROW	26
7.1 Survival of Representations and Warranties	26
7.2 Indemnification	27
7.3 Escrow Arrangement	28
7.4 Notice and Right to Defend Third-Party Claims	29
7.5 Sole Remedy	30
SECTION 8. GENERAL	30
8.1 Indemnity Against Finders	30
8.2 Controlling Law	31
8.3 Notices	31
8.4 Binding Nature of Agreement; No Assignment	32
8.5 Entire Agreement	32
8.6 Paragraph Headings	32
8.7 Gender	32
8.8 Counterparts	32

EXHIBITS
     A Form of Agreement of Merger

ii

AGREEMENT AND PLAN OF REORGANIZATION
     AGREEMENT AND PLAN OF REORGANIZATION dated as of October 27, 2006, among SYNTAX-BRILLIAN CORPORATION, a Delaware corporation (“Syntax-Brillian”); SBV-AC CORPORATION, a California corporation, which is a wholly owned subsidiary of Syntax-Brillian (“SBV”); VIVITAR CORPORATION, a California corporation (“Vivitar”), and GREAT STEP CO., LTD. a British Virgin Islands corporation (“Great Step”).
RECITALS
     WHEREAS the respective Boards of Directors of Syntax-Brillian, SBV, Great Step, and Vivitar have approved this Agreement providing for the merger of SBV with and into Vivitar (the “Merger”) as a result of which Vivitar would become a wholly owned subsidiary of Syntax-Brillian, subject to the conditions set forth in this Agreement;
     WHEREAS Syntax-Brillian, SBV, and Vivitar desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and
     WHEREAS Great Step has approved this Agreement and the transactions provided for herein as the sole shareholder of Vivitar and has agreed to indemnify Syntax-Brillian as set forth herein.
AGREEMENT
     NOW, THEREFORE, the parties hereto hereby approve and adopt this Agreement and do mutually covenant and agree as follows:
SECTION 1.
MERGER OF SBV AND VIVITAR
          1.1 Merger. On the Effective Time (as that term is hereinafter defined), SBV shall be merged with and into Vivitar, which shall be the surviving corporation, pursuant to the Agreement of Merger attached as Exhibit A hereto (the “Agreement of Merger”).
          1.2 Effect of the Merger. Upon the Merger becoming effective, the separate existence of SBV shall cease, and Vivitar shall succeed to and possess all the properties, rights, privileges, powers, franchises, and immunities, of a public as well as of a private nature, and be subject to all the debts, liabilities, obligations, restrictions, disabilities, and duties of SBV, all without further act or deed, as provided in the California General Corporation Law.
          1.3 Certificate of Incorporation and Bylaws. The Certificate of Incorporation and the Bylaws of Vivitar shall be amended and restated on the Effective Time to read as did the Certificate of Incorporation and Bylaws of SBV immediately prior to the Effective Time.

          1.4 Directors. The directors of SBV immediately prior to the Effective Time shall be the directors of Vivitar as of the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
          1.5 Officers. The officers of SBV immediately prior to the Effective Time, or such other persons as Syntax-Brillian shall designate, shall be the officers of Vivitar until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
          1.6 Status and Conversion of Securities.
               (a) Conversion of Vivitar Stock into Syntax-Brillian Stock. At the Effective Time, each share of common stock, no par value, of Vivitar (“Vivitar Common Stock”), issued and outstanding immediately prior to the Effective Time, by reason of the Merger and without any action on the part of Great Step, shall be converted and exchanged into the right to receive a number of shares of validly issued, fully paid, and nonassessable common stock, $.001 par value, of Syntax-Brillian (“Syntax-Brillian Common Stock”), which equals the amount obtained by dividing the Per Share Purchase Price (as defined below) by the average of the closing prices of a share of Syntax-Brillian Common Stock on the NASDAQ Global Market for the 15 consecutive trading days ending on the last trading day prior to the execution of this Agreement (the “Syntax-Brillian Common Stock Average Price”). For the purposes of this Section, the “Per Share Purchase Price” shall mean the per share price equal to the amount obtained by dividing $26,000,000 by the total number of shares of Vivitar Common Stock.
               (b) Fractional Shares. No fractional shares of Syntax-Brillian Common Stock shall be issued, but in lieu thereof Great Step shall receive from Syntax-Brillian shares of Syntax-Brillian Common Stock rounded to the nearest whole share.
               (c) Exchange of Certificates. After the Effective Time, upon surrender of an outstanding certificate or certificates theretofore representing shares of Vivitar Common Stock (“Vivitar Stock Certificates”) to such bank, trust company, law firm, or other person as shall be designated by Syntax-Brillian (“Exchange Agent”), and subject to the escrow arrangement set forth in Section 1.6(d) and Section 7. Great Step shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Syntax-Brillian Common Stock into which the shares of Vivitar Common Stock theretofore represented by such surrendered certificate or certificates shall have been converted (the “Merger Consideration”). Until so surrendered, each outstanding certificate theretofore representing shares of Vivitar Common Stock shall be deemed for all purposes, other than the payment of dividends or other distributions, if any, in respect of Syntax-Brillian Common Stock, to represent the number of whole shares of Syntax-Brillian Common Stock into which the shares of Vivitar Common Stock theretofore represented thereby shall have been converted. No dividend or other distribution, if any, payable to holders of shares of Syntax-Brillian Common Stock shall be paid to the holders of certificates theretofore representing shares of Vivitar Common Stock; provided, however, that upon surrender and exchange of such Vivitar stock certificates, there shall be paid to the record holders of the stock certificate or certificates issued in exchange therefor, the amount, without interest thereon, of dividends and other distributions, if any, which theretofore but subsequent to the Effective Time have been declared and become payable with respect to the number of whole shares of Syntax-Brillian Common Stock into which the shares of Vivitar Common Stock theretofore represented thereby shall have been converted.
               (d) Escrow Shares. In accordance with Section 7.3 of this Agreement, a certain number of Syntax-Brillian Common Stock (the “Escrow Shares”) equal to 15% of the Merger Consideration shall be placed in escrow as collateral for any of the indemnification obligations of Great Step under Section 7.2 of this Agreement.
               (e) Conversion of SBV Capital Stock. As of the Effective Time, each share of common stock of SBV, par value $.001 per share, shall be converted into one newly issued share of Vivitar Common Stock.
               (f) Vivitar Stock-Based Rights. Each outstanding option, right, award, or instrument to purchase or otherwise acquire Vivitar Capital Stock (“Vivitar Stock-Based Rights”), whether or not vested, exercisable, or convertible, shall be cancelled and retired, shall cease to exist, shall be null and void, and shall have no right to receive any Merger Consideration.
          1.7 Syntax-Brillian to Make Shares Available. By the Effective Time, Syntax-Brillian shall make available, by transferring to SBV or by transferring directly to the Exchange Agent, for the benefit of Great Step, such number of shares of Syntax-Brillian Common Stock as shall be required for conversion in accordance with this Agreement.
          1.8 Further Documents. From time to time, on and after the Effective Time, as and when requested by Syntax-Brillian, the appropriate officers and directors of Vivitar as of the Effective Time shall, for and on behalf and in the name of Vivitar or otherwise, execute and deliver all such deeds, bills of sale, assignments, and other instruments and shall take or cause to be taken such further or other actions as Syntax-Brillian may deem reasonably necessary or desirable in order to confirm of record or otherwise to Syntax-Brillian or Vivitar title to and possession of all of the properties, rights, privileges, powers, franchises, and immunities of Vivitar and otherwise to carry out fully the provisions and purposes of this Agreement.
          1.9 Effective Time. The Merger shall become effective on such date (the “Effective Time”) as of which all applicable legal requirements have been fulfilled to consummate the Merger. The parties shall use their best efforts to consummate the Merger at the earliest practicable date following the satisfaction of all conditions precedent that shall not have been waived.
          1.10 Internal Revenue Code. The parties hereto intend that the transactions contemplated by this Agreement shall qualify as a reorganization under Section 368(a)(2)(E) of the Internal Revenue Code, and each party hereto will take all necessary and appropriate actions in order to accomplish such intent.
          1.11 Closing. Subject to the fulfillment of waiver of the conditions set forth in Section 5, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Greenberg Traurig LLP, 2375 East Camelback Road, Phoenix, Arizona at 9:00 a.m., local time, on the date on which the Effective Time is expected to occur or other date or time as may be determined by the parties. Syntax-Brillian shall notify Vivitar in writing of the date of the Closing upon at least five prior business days notice.
SECTION 2.
SHAREHOLDER APPROVALS
          This Agreement and the Merger have been approved by Syntax-Brillian as the sole shareholder of SBV and by Great Step as the sole shareholder of Vivitar.
SECTION 3.
REPRESENTATIONS AND WARRANTIES
          3.1 Representations and Warranties of Vivitar. Except as otherwise set forth in the Vivitar Disclosure Schedule attached hereto as Schedule 3 (the “Disclosure Schedule”) Vivitar represents and warrants to Syntax-Brillian as follows:
               (a) Incorporation, Good Standing, and Qualification. Each of Vivitar and its subsidiaries is a corporation validly existing, and in good standing under the laws of the jurisdiction of its incorporation with the requisite corporate power and authority to own, operate, and lease its assets and properties and to carry on its business as now being conducted. (As used in this Agreement with reference to Vivitar, the term “subsidiaries” shall include all direct or indirect subsidiaries of Vivitar.) Neither Vivitar nor any subsidiary of Vivitar is subject to any Material Adverse Effect by reason of the failure to be duly qualified as a foreign corporation for the transaction of business or to be in good standing under the laws of any jurisdiction. As used in this Agreement, the term “Material Adverse Effect” means a material adverse change in or effect on (i) the validity or enforceability of this Agreement, (ii) the ability of any party to this Agreement to perform its obligations under this Agreement or to carry out the transactions contemplated hereby, (iii) any material adverse effect on business, assets, financial condition, or results of operations of any party to this Agreement and its subsidiaries, taken as a whole, other than a material adverse change resulting from any event, condition, occurrence, or consequence proximately caused by general or industry-wide market and economic conditions. Schedule 3.1(a) to the Disclosure Schedule constitutes a list setting forth, as of the date of this Agreement, each jurisdiction in which Vivitar or any subsidiary of Vivitar is qualified to do business.
               (b) Corporate Authority. Vivitar has the corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Boards of Directors of Vivitar and Great Step as the sole shareholder of Vivitar have duly authorized the execution, delivery, and performance of this Agreement. No other corporate proceedings on the part of Vivitar or its subsidiaries are necessary to authorize the execution and delivery by Vivitar of this Agreement or the consummation by Vivitar of the transactions contemplated hereby. This Agreement has been duly executed and delivered by, and constitutes a legal, valid, and binding agreement of, Vivitar, enforceable against Vivitar in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.
               (c) Capital Stock. As of the date hereof, Vivitar has authorized capital stock consisting of 18,000,000 shares of Vivitar Common Stock, no par value, of which 2,419,244 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of Vivitar and of each of its subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights.
               (d) Options, Warrants, and Rights. Neither Vivitar nor any subsidiary of Vivitar has outstanding any instruments, options, warrants, or other rights to purchase or otherwise acquire any shares of its capital stock, including any Vivitar Stock-Based Rights.
               (e) Subsidiaries. Schedule 3.1(e) to the Disclosure Schedule is a list setting forth, as of the date of this Agreement, (i) the name, jurisdiction of incorporation, and list of shareholders of each subsidiary of Vivitar, and (ii) the name and a description of every other person, corporation, partnership, joint venture, or other business association in which Vivitar directly or indirectly owns a material interest. The outstanding shares of capital stock of the subsidiaries of Vivitar owned by Vivitar or by any of its subsidiaries are owned free and clear of all claims, liens, charges, and encumbrances.
               (f) Financial Statements. The Consolidated Balance Sheets of Vivitar and subsidiaries as of December 31, 2003, December 31, 2004, and December 31, 2005, and the Consolidated Statements of Operations, Stockholder’s Deficit and Comprehensive Loss, and Cash Flows of Vivitar and subsidiaries for the three years ended December 31, 2005, and all related schedules and notes to the foregoing, have been certified by Moss Adams LLP, registered independent public accountants, and the Consolidated Balance Sheet of Vivitar and subsidiaries as of September 30, 2006 and the Consolidated Statements of Operations of Vivitar and subsidiaries as of September 30, 2006, and all related schedules and notes to the foregoing, have been prepared by Vivitar without audit. All of the foregoing financial statements have been prepared in accordance with generally accepted accounting principles, which were applied on a consistent basis, and fairly present, in all material respects, the financial position, results of operations, and changes in financial position of Vivitar and subsidiaries as of their respective dates and for the periods indicated. Except as set forth on Schedule 3.1 (f) to the Disclosure Schedule neither Vivitar nor any subsidiary of Vivitar has any material liabilities or obligations of a type that would be included in a balance sheet prepared in accordance with generally accepted accounting principles, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the Consolidated Balance Sheet of Vivitar and subsidiaries as of December 31, 2005 (the “Vivitar Base Balance Sheet”), or incurred since the date of the Vivitar Base Balance Sheet in the ordinary course of business.
               (g) No Material Change. Since December 31, 2005, there has not been and there is not any threatened change, event or condition (whether or not covered by insurance) that has resulted in or would reasonably be expected to result in a Material Adverse Effect.

               (h) Title to Properties. Each of Vivitar and its subsidiaries has good and marketable title to all of its real and personal assets and properties, including all assets and properties reflected in the Vivitar Base Balance Sheet, or acquired subsequent to the date of Vivitar Base Balance Sheet, except assets or properties disposed of subsequent to that date in the ordinary course of business. Such assets and properties are not subject to any mortgage, pledge, lien, claim, encumbrance, charge, security interest, title retention, or other security arrangement, except for liens for the payment of foreign, federal, state, or other taxes, the payment of which is neither delinquent nor subject to penalties, and except for other liens and encumbrances incidental to the conduct of the business of Vivitar and its subsidiaries or the ownership of their assets or properties that were not incurred in connection with the borrowing of money or the obtaining of advances, and that do not in the aggregate materially detract from the value of the assets or properties of Vivitar and its subsidiaries taken as a whole or materially impair the use thereof in the operation of their business, except in each case as disclosed in the Vivitar Balance Sheet. All leases pursuant to which Vivitar or any subsidiary of Vivitar leases any substantial amount of real or personal assets or properties are valid and effective in accordance with their respective terms.
               (i) Condition of Assets and Properties. The buildings, equipment, machinery, fixtures, furniture, furnishings, office equipment, and all other tangible personal assets and properties presently used in, or necessary for the operation of, the business of Vivitar or its subsidiaries, do not require any repairs other than normal maintenance and are in good operating condition and in a state of reasonable maintenance and repair.
               (j) Litigation. There are no actions, suits, proceedings, or other litigation pending or, to the knowledge of Vivitar, threatened against Vivitar or any of its subsidiaries, at law or in equity, or before or by any foreign, federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality that, if determined adversely to Vivitar or its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.
               (k) Licenses and Permits. Neither Vivitar nor any subsidiary of Vivitar is subject to any Material Adverse Effect by reason of its failure to possess any license, permit, franchise, certificate, consent, approval, or authorization. Each of Vivitar and its subsidiaries has all licenses, permits, franchises, certificates, consents, approvals, and authorizations of whatever kind and type, governmental or private, necessary for the business conducted by it and the ownership or use of the assets and properties utilized it in its business and the premises occupied by it. Schedule 3.1(k) to the Disclosure Schedule contains a true, correct, and complete list, as of the date of this Agreement, of all licenses, permits, franchises, certificates, consents, approvals, and authorizations necessary for the conduct of the business of Vivitar and its subsidiaries.
               (l) Intellectual Property. To the knowledge of Vivitar, neither Vivitar nor any subsidiary of Vivitar is subject to any Material Adverse Effect by reason of its failure to possess any patent, copyright, trademark, trademark right, trade name, trade name right, or license. Each of Vivitar and its subsidiaries owns or holds all of the rights to use all patents, trademarks, copyrights, trademarks, trade names, trade name rights, licenses, and trade secrets, logos, fictitious names, service marks, and slogans that are used in or necessary to the operation of its business. Schedule 3.1(l) to the Disclosure Schedule constitutes, as of the date of this Agreement, a true, complete, and correct list of all of the intellectual property owned or used by Vivitar or any subsidiary of Vivitar. None of the matters covered by the intellectual property, nor any of the products or services sold or provided by Vivitar or any subsidiary of Vivitar, nor any of the processes used or the business practices followed by Vivitar or any subsidiary of Vivitar, infringes or has infringed upon any patent, copyright, trademark, trademark right, trade name, trade name right, license, trade secret, logo, fictitious name, service mark, or slogan owned by any person or entity (or any application with respect thereto), or constitutes unfair competition. To the knowledge of Vivitar, neither Vivitar nor any subsidiary of Vivitar is, and following the Effective Time Syntax-Brillian will not be, obligated to pay any royalty or make other payment with respect to any intellectual property. To the knowledge of Vivitar, no person or entity is producing, providing, selling, or using products or services that would constitute an infringement of any intellectual property of Vivitar or any of its subsidiaries. Where any paragraph of this Agreement or any provision or disclosure made or referred to in a Disclosure Schedule is qualified by the expression “to the knowledge of a party” or “a party is not aware” or any similar expression then that expression shall be deemed to refer to the actual knowledge (but not imputed or constructive) as of the Effective Time of, with respect to Vivitar, Bo Liu, and with respect to Syntax-Brillian, any executive officer.
               (m) No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate or result in a material breach by Vivitar or any subsidiary of Vivitar of, or constitute a material default under, or conflict with, or cause any acceleration of any obligation with respect to (i) any provision or restriction of any charter, bylaw, shareholders’ agreement, operating agreement, voting trust, proxy, or other similar agreement; (ii) any loan agreement, indenture, lease, deed of trust, or mortgage of Vivitar or any subsidiary of Vivitar; (iii) any provision or restriction of any lien, lease agreement, contract, or instrument to which Vivitar or any subsidiary of Vivitar is a party or by which any of them is bound; or (iv) any order, judgment, award, decree, law, rule, ordinance, or regulation or any other restriction of any kind or character to which any assets or properties of Vivitar or any subsidiary of Vivitar is subject or by which Vivitar or any subsidiary of Vivitar is bound. Neither the execution and delivery by Vivitar of this Agreement or any of the other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, will result in the creation of any lien, claim, right, charge, encumbrance or security interest of any nature or type whatsoever with respect to any of the stock of any of Vivitar’s subsidiaries or any of the assets of Vivitar.
               (n) Taxes. Vivitar has duly filed in correct form all Tax Returns (as defined below) relating to the activities of Vivitar and its subsidiaries required or due to be filed (with regard to applicable extensions) on or prior to the date hereof. All such Tax Returns are complete and accurate in all material respects, and Vivitar has paid or made provision for the payment of all Taxes (as defined below) that have been incurred or are due or claimed to be due from Vivitar or any of its subsidiaries by foreign, federal, state, or local taxing authorities for all periods ending on or before the date hereof, other than Taxes or other charges that are not delinquent or are being contested in good faith and have not been finally determined and have been disclosed to Syntax-Brillian. The amounts set up as reserves for Taxes on the books of Vivitar and its subsidiaries are sufficient in the aggregate for the payment of all unpaid Taxes (including any interest or penalties thereon), whether or not disputed, accrued, or applicable. No claims for Taxes or assessments are being asserted or threatened against Vivitar or any of its subsidiaries. Vivitar has furnished to Syntax-Brillian a copy of all Tax Returns filed for it or its subsidiaries within the five-year period prior to the date of the Agreement. For purposes of this Agreement, the term “Taxes” shall mean all material taxes, charges, fees, levies, or other assessments, including, without limitation, income, gross receipts, excise, property, sales, transfer, license, payroll, and franchise taxes, imposed by the United States or any state, local, or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties, or additions to tax attributable to such assessments or to the failure to file any Tax Return; and the term “Tax Return” shall mean any material report, return, or other information required to be supplied to a taxing authority or required by a taxing authority to be supplied to any other person.
               (o) Accounts Receivable. Each account receivable of Vivitar or any subsidiary of Vivitar has been acquired in the ordinary course of business, is valid and enforceable, and is fully collectible, subject to no known defenses, setoffs, or counterclaims, except to the extent of the reserve reflected in the books of Vivitar and its subsidiaries or in such other amount that is not material in the aggregate.
               (p) Material Contracts. Except as set forth on Schedule 3.1(p) to the Disclosure Schedule, neither Vivitar nor any subsidiary of Vivitar is a party to (i) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, or profit sharing (other than profit sharing or bonus arrangements with officers and key personnel of subsidiaries); (ii) any collective bargaining or other contract or agreement with any labor union; (iii) any lease, installment purchase agreement, or other contract with respect to any real or personal asset or property used or proposed to be used in its operations, except, in each case, items included within aggregate amounts disclosed in Vivitar’s Base Balance Sheet, (iv) any employment agreement or other similar arrangement not terminable by it upon 90 days or less notice without penalty to it; (v) any contract or agreement for the purchase of any commodity, material, fixed asset, or equipment in excess of $100,000; (vi) any contract or agreement creating an obligation of $100,000 or more; (vii) any contract or agreement involving more than $50,000 that by its terms does not terminate or is not terminable without penalty to it within one year after the date hereof; (viii) any loan agreement, indenture, promissory note, conditional sales agreement, or other similar type of arrangement; or (ix) any contract that by its operation or termination would have a Material Adverse Effect on Vivitar (each such contract, agreement and arrangement, a “Material Contract”). Each Material Contract set forth on Schedule 3.1(p) to the Disclosure Schedule is valid and enforceable in accordance with its terms; Vivitar, its subsidiaries, and all other parties to each of the foregoing have performed, in all material respects, all obligations required to be performed to date; neither Vivitar, nor any subsidiary of Vivitar, nor any such other party is in material default or in material arrears under the terms of any of the foregoing; and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute a material default under any of them.
               (q) Compliance with Law and Other Regulations.
                    (i) General. Each of Vivitar and its subsidiaries is in compliance in all material respects with all requirements of foreign, federal, state, and local law and all requirements of all governmental bodies and agencies having jurisdiction over it, the conduct of its business, the use of its assets and properties, and all premises occupied by it. Without limiting the foregoing, each of Vivitar and its subsidiaries has properly filed all reports, paid all monies, and obtained all licenses, permits, certificates, and authorizations needed or required for the conduct of its business and the use of its assets and properties and the premises occupied by it in connection therewith and is in compliance in all material respects with all conditions, restrictions, and provisions of all of the foregoing. Neither Vivitar nor any subsidiary of Vivitar has received any notice from any foreign, federal, state, or local authority or any insurance or inspection body that any of its assets, properties, facilities, equipment, or business procedures or practices fails to comply with any applicable law, ordinance, regulation, building, or zoning law, or requirement of any public authority or body.
                    (ii) Environmental. Without limiting the foregoing, to the knowledge of Vivitar, there is no environmental contamination, toxic waste or other discharge, spill, construction component, structural element, or condition adversely affecting any of the properties owned, leased, or used by Vivitar or any subsidiary of Vivitar, nor has Vivitar nor any subsidiary of Vivitar received any official notice or citation that any of its assets or properties in any way contravene any foreign, federal, state, or local law or regulation relating to environmental, health, or safety matters, including, without limitation, any requirements of CERCLA or any OSHA requirements, that would have a Material Adverse Effect on Vivitar. To the knowledge of Vivitar, there has been no (A) storage, treatment, generation, or transportation or any (B) spill, discharge, leak, emission, injection, escape, dumping, or release of any kind into the environment (including, without limitation, into air, water, or ground water) of any materials (including, without limitation, industrial, toxic, or hazardous substances or solid, medical, or hazardous waste) by, or on behalf of, Vivitar or any subsidiary of Vivitar or from any property owned, leased, or used by Vivitar or any subsidiary of Vivitar in violation of any foreign, federal, state, or local law, statute, rule, or regulation or the common law or any decree, order, arbitration award, or agreement with or any license or permit from any foreign, federal, state, or local governmental authority, that would have a Material Adverse Effect on the Vivitar Schedule 3.1(q)(ii) to the Disclosure Schedule sets forth, as of the date of this Agreement, a complete list of all aboveground and underground storage tanks, vessels, and related equipment and containers that are or have been used by Vivitar or any subsidiary of Vivitar or are located on property owned, leased, or operated by Vivitar or any subsidiary of Vivitar, and that are subject to foreign, federal, state or local laws, statutes, rules, or regulations, and such schedule sets forth their present contents, what the contents have been at any time in the past, and what program of redemption, if any, is contemplated with respect thereto.
               (r) Employee Benefit and Employment Matters.
                    (i) ERISA Matters. Each of Vivitar and its subsidiaries has fulfilled its obligations, if any, under the minimum funding standards of Section 302 of ERISA and the regulations and published interpretations thereunder with respect to each “plan” (as defined in Section 3(3) of ERISA and such regulations and published interpretations) in which employees of Vivitar or its subsidiaries are eligible to participate, and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and such regulations and published interpretations. Neither Vivitar nor any subsidiary of Vivitar has incurred any unpaid liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan under Title IV of ERISA. Vivitar has furnished to Syntax-Brillian true and complete copies of each pension plan, welfare plan, and employment benefit plan applicable to Vivitar or any of its subsidiaries and related trust agreements or annuity contracts, Internal Revenue Service determination letters, and summary plan descriptions set forth on Schedule 3.1(r)(i) to the Disclosure Schedule; all of the foregoing plans, agreements, and commitments are valid, binding, and in full force and effect, and there are no defaults thereunder; and none of the rights of Vivitar or any of its ERISA Affiliates (as defined under ERISA) thereunder will be impaired by this Agreement or the consummation of the transactions contemplated by this Agreement.
                    (ii) Labor Matters. Each of Vivitar and its subsidiaries has complied in all material respects with all other applicable foreign, federal, state, and local laws, rules, regulations, and ordinances relating to the employment of labor, including, without limitation, the provisions thereof relative to wages, hours, collective bargaining, working conditions, and payment of taxes of any kind, and neither Vivitar nor any subsidiary of Vivitar is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing or has any obligations for any vacation, sick leave, or other compensatory time. Neither Vivitar nor any subsidiary of Vivitar is a party to any collective bargaining or other contract or agreement with any labor union, and there is no request for union representation pending or threatened against Vivitar or any subsidiary of Vivitar. To the knowledge of Vivitar, there is not pending or threatened any (A) labor dispute, grievance, strike, or work stoppage involving any of the employees of Vivitar or any subsidiary of Vivitar, (B) charge or complaint against or involving any employees of Vivitar or any subsidiary of Vivitar by the National Labor Relations Board, the Department of Labor, the Occupational Health and Safety Administration, or any similar foreign, federal, state, or local board or agency, or (C) unfair employment or labor practice charges by or on behalf of any employee of Vivitar or any subsidiary of Vivitar.
                    (iii) Arrangements with Employees. The employment of each employee of Vivitar or any subsidiary of Vivitar is terminable at will without cost to Vivitar or any subsidiary of Vivitar. Schedule 3.1(r)(iii) to the Disclosure Schedule correctly and accurately sets forth, as of the date of this Agreement, all salaries, expenses, and personal benefits paid to or accrued for all directors, officers, principal stockholders, independent contractors, agents, or other representatives of Vivitar and its subsidiaries as of the date of this Agreement, all of which are reflected as appropriate in the Vivitar Base Balance Sheet.
               (s) Insurance. Set forth on Schedule 3.1(s) to the Disclosure Schedule is a true, correct and complete list as of the date of this Agreement of the insurance policies which cover Vivitar and its subsidiaries. Such policies are legal, valid, binding, enforceable and in full force and effect.
               (t) Minute Books. The minute books of Vivitar and each of its subsidiaries accurately record, in all material respects, the actions taken by their respective stockholders and directors.
               (u) Accuracy of Statements. Neither this Agreement nor any statement, list, certificate, or other information furnished or to be furnished by Vivitar to Syntax-Brillian or SBV in connection with this Agreement or any of the transactions contemplated hereby contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of circumstances in which they are made, not misleading.
          3.2 Representations and Warranties of Syntax-Brillian and SBV. Except as otherwise set forth in the Syntax-Brillian Disclosure Schedule heretofore delivered by Syntax-Brillian to Vivitar, and except as disclosed in any document heretofore filed by Syntax-Brillian with the SEC, Syntax-Brillian and SBV jointly and severally represent and warrant to Vivitar as follows:
               (a) Due Incorporation, Good Standing and Qualification. Each of Syntax-Brillian and its subsidiaries (including SBV) is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation with the requisite corporate power and authority to own, operate, and lease its assets and properties and to carry on its business as now being conducted. Neither Syntax-Brillian nor any subsidiary of Syntax-Brillian is subject to any Material Adverse Effect by reason of the failure to be duly qualified as a foreign corporation for the transaction of business or to be in good standing under the laws of any jurisdiction. SBV is a wholly owned subsidiary of Syntax-Brillian and, apart from matters arising under this Agreement, has no significant assets, liabilities, or business, except for its right under this Agreement to obtain from Syntax-Brillian the shares of Syntax-Brillian Common Stock to be delivered on its behalf to Great Step under this Agreement. (As used in this Agreement with reference to Syntax-Brillian, the term “subsidiaries” shall include SBV and all other direct or indirect subsidiaries of Syntax-Brillian.)
               (b) Corporate Authority. Syntax-Brillian and SBV have the corporate power and authority to carry out the transactions contemplated hereby. The Boards of Directors of Syntax-Brillian and SBV and Syntax-Brillian as the sole stockholder of SBV have duly authorized the execution, delivery, and performance of this Agreement. No other corporate proceedings on the part of Syntax-Brillian or its subsidiaries are necessary to authorize the execution and delivery by Syntax-Brillian of this Agreement or the consummation by Syntax-Brillian of the transactions contemplated hereby. This Agreement has been duly executed and delivered by, and constitutes a legal, valid, and binding agreement of, each of Syntax-Brillian and SBV, enforceable against Syntax-Brillian in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.
               (c) Capital Stock. As of the date hereof, Syntax-Brillian has an authorized capital stock consisting of 120,000,000 shares of Common Stock, $.001 par value, of which 50,831,910 are issued, and 10,000,000 shares of Preferred Stock, $.001 par value, of which 3,000,000 are issued and outstanding. As of such date, 4,038,122 shares of Syntax-Brillian Common Stock were reserved for issuance upon the exercise of outstanding Syntax-Brillian stock options, 380,229 shares were reserved for convertible debentures; 2,460,000 shares were reserved for conversion of preferred stock; and 3,828,571 shares were reserved for the exercise of warrants. All of the issued and outstanding shares of capital stock of Syntax-Brillian and each of its subsidiaries have been validly authorized and issued and are fully paid and nonassessable.
               (d) Options, Warrants, and Rights. Neither Syntax-Brillian nor any subsidiary of Syntax-Brillian has outstanding any options, warrants, or other rights to purchase, or convert any obligation into, any shares of its capital stock, other than those referred to in Section 3.2(c).
               (e) Financial Statements. The Consolidated Balance Sheets of Syntax-Brillian and subsidiaries as of June 30, 2005 and June 30, 2006, and the Consolidated Statements of Operations, Stockholders’ Equity, and Cash Flows of Syntax-Brillian and subsidiaries for each of the years in the three-year period ended June 30, 2006, and all related schedules and notes to the foregoing, have been certified by Grobstein, Horwath & Company LLP, registered independent public accountants, and the Consolidated Balance Sheet of Syntax-Brillian and subsidiaries as of September 30, 2006 and the Consolidated Statements of Operations and Cash Flows for the three months ended September 30, 2006, and all related schedules and notes to the foregoing, have been prepared by Syntax-Brillian without audit. All of the foregoing financial statements have been prepared in accordance with generally accepted accounting principles, which were applied on a consistent basis, and fairly present, in all material respects, the financial position, results of operations, and changes of financial position of Syntax-Brillian and its consolidated subsidiaries as of their respective dates and for the periods indicated. Neither Syntax-Brillian nor any subsidiary of Syntax-Brillian has any material liabilities or obligations of a type that would be included in a balance sheet prepared in accordance with generally accepted accounting principles, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated or otherwise, except as and to the extent disclosed or reflected in the Consolidated Balance Sheet of Syntax-Brillian and its consolidated subsidiaries as of June 30, 2006 (“Syntax-Brillian Base Balance Sheet”), or incurred since the date of Syntax-Brillian Base Balance Sheet in the ordinary course of business.
               (f) No Material Change. Since June 30, 2006, there has not been and there is not threatened change, event or condition (whether or not covered by insurance) that has resulted in or would reasonably be expected to result in a Material Adverse Effect.
               (g) Title to Properties. Each of Syntax-Brillian and its subsidiaries has good and marketable title to all of its real and personal assets and properties, including all assets and properties reflected in the Syntax-Brillian Base Balance Sheet, or acquired subsequent to the date of the Syntax-Brillian Base Balance Sheet, except assets or properties disposed of subsequent to that date in the ordinary course of business. Such assets and properties are not subject to any mortgage, pledge, lien, claim, encumbrance, charge, security interest, title retention, or other security arrangement, except for liens for the payment of foreign, federal, state, or other taxes, the payment of which is neither delinquent nor subject to penalties, and except for other liens and encumbrances incidental to the conduct of the business of Syntax-Brillian and its subsidiaries or the ownership of their assets or properties that were not incurred in connection with the borrowing of money or the obtaining of advances, and that do not in the aggregate materially detract from the value of the assets or properties of Syntax-Brillian and its subsidiaries taken as a whole or materially impair the use thereof in the operation of their business, except in each case as disclosed in the Syntax-Brillian Base Balance Sheet. All leases pursuant to which Syntax-Brillian or any subsidiary of Syntax-Brillian leases any substantial amount of real or personal assets or properties are valid and effective in accordance with their respective terms.
               (h) Condition of Assets and Properties. The buildings, equipment, machinery, fixture, furniture, furnishings, office equipment, and all other tangible personal assets and properties presently used in, or necessary for the operation of, the business of Syntax-Brillian or its subsidiaries, do not require any repairs other than normal maintenance and are in good operating condition and in a state of reasonable maintenance and repair.
               (i) Litigation. There are no actions, suits, proceedings, or other litigation pending or, to the knowledge of Syntax-Brillian, threatened against Syntax-Brillian or any of its subsidiaries, at law or in equity, or before or by any foreign, federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality that, if determined adversely to Syntax-Brillian or its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.
               (j) Licenses and Permits. Neither Syntax-Brillian nor any subsidiary of Syntax-Brillian is subject to any Material Adverse Effect by reason of its failure to possess any license, permit, franchise, certificate, consent, approval, or authorization. Each of Syntax-Brillian and its subsidiaries has all licenses, permits, franchises, certificates, consents, approvals, and authorizations of whatever kind and type, governmental or private, necessary for the business conducted by it and the ownership or use of all assets and properties and the premises occupied by it.
               (k) Intellectual Property. Neither Syntax-Brillian nor any subsidiary of Syntax-Brillian is subject to any Material Adverse Effect by reason of its failure to possess any patent, copyright, trademark, trademark right, trade name, trade name right, or license. Each of Syntax-Brillian and its subsidiaries owns or holds all of the rights to use all patents, copyrights, trademarks, trade names, and trade secrets, logos, fictitious names, service marks, and slogans that are used in or necessary to the operation of its business. None of the matters covered by the intellectual property, nor any of the products or services sold or provided by Syntax-Brillian or any subsidiary of Syntax-Brillian, nor any of the processes used or the business practices followed by Syntax-Brillian or any subsidiary of Syntax-Brillian, infringes or has infringed upon any patent, copyright, trademark, trademark right, trade name, trade name right, trade secret, logo, fictitious name, service mark, or slogan owned by any person or entity (or any application with respect thereto), or constitutes unfair competition. Neither Syntax-Brillian nor any subsidiary of Syntax-Brillian is obligated to pay any royalty or other payment with respect to any intellectual property. To the knowledge of Syntax-Brillian and SBV, no person or entity is producing, providing, selling, or using products or services that would constitutes an infringement of any intellectual property of Syntax-Brillian or any of its subsidiaries.
               (l) No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate or result in a material breach by Syntax-Brillian or any subsidiary of Syntax-Brillian of, or constitute a material default under, or conflict with, or cause any acceleration of any obligation with respect to (i) any provision or restriction of any charter, bylaw, shareholders’ agreement, operating agreement, voting trust, proxy, or other similar agreement; (ii) any loan agreement, indenture, lease, deed of trust, or mortgage of Syntax-Brillian or any subsidiary of Syntax-Brillian; (iii) any provision or restriction of any lien, lease agreement, contract, or instrument to which Syntax-Brillian or any subsidiary of Syntax-Brillian is a party or by which any of them is bound; or (iv) any order, judgment, award, decree, law, rule, ordinance, or regulation or any other restriction of any kind or character to which any assets or properties of Syntax-Brillian or any subsidiary of Syntax-Brillian is subject or by which Syntax-Brillian or any subsidiary of Syntax-Brillian is bound. Neither the execution and delivery by Syntax-Brillian of this Agreement or any of the other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, will result in the creation of any lien, claim, right, charge, encumbrance or security interest of any nature or type whatsoever with respect to any of the stock of any of Syntax-Brillian’s subsidiaries or any of the assets of Syntax-Brillian.
               (m) Taxes. Syntax-Brillian has duly filed in correct form all Tax Returns relating to the activities of Syntax-Brillian and its subsidiaries required or due to be filed (with regard to applicable extensions) on or prior to the date hereof. All such Tax Returns are complete and accurate in all material respects, and Syntax-Brillian has paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from Syntax-Brillian or any of its subsidiaries by foreign, federal, state, or local taxing authorities for all periods ending on or before the date hereof, other than Taxes or other charges that are not delinquent or are being contested in good faith and have not been finally determined and have been disclosed to Vivitar. The amounts set up as reserves for Taxes on the books of Syntax-Brillian and its subsidiaries are sufficient in the aggregate for the payment of all unpaid Taxes (including any interest or penalties thereon), whether or not disputed, accrued, or applicable. No claims for Taxes or assessments are being asserted or threatened against Syntax-Brillian or any of its subsidiaries.
               (n) Compliance with Law and Other Regulations.
                    (i) General. Each of Syntax-Brillian and its subsidiaries is in compliance in all material respects with all requirements of foreign, federal, state, and local law and all requirements of all governmental bodies and agencies having jurisdiction over it, the conduct of its business, the use of its assets and properties, and all premises occupied by it. Without limiting the foregoing, each of Syntax-Brillian and its subsidiaries has properly filed all reports, paid all monies, and obtained all licenses, permits, certificates, and authorizations needed or required for the conduct of its business and the use of its assets and properties and the premises occupied by it in connection therewith and is in compliance in all material respects with all conditions, restrictions, and provisions of all of the foregoing. Neither Syntax-Brillian nor any subsidiary of Syntax-Brillian has received any notice from any foreign, federal, state, or local authority or any insurance or inspection body that any of its assets, properties, facilities, equipment, or business procedures or practices fails to comply with any applicable law, ordinance, regulation, building, or zoning law, or requirement of any public authority or body.
                    (ii) Environmental. Without limiting the foregoing, there is no environmental contamination, toxic waste or other discharge, spill, construction component, structural element, or condition adversely affecting any of the properties owned, leased, or used by Syntax-Brillian or any subsidiary of Syntax-Brillian, nor has Syntax-Brillian nor any subsidiary of Syntax-Brillian received any official notice or citation that any of its assets or properties in any way contravene any foreign, federal, state, or local law or regulation relating to environmental, health, or safety matters, including, without limitation, any requirements of CERCLA or any OSHA requirements that would have a Material Adverse Effect on the Syntax-Brillian. There has been no (A) storage, treatment, generation, or transportation or any (B) spill, discharge, leak, emission, injection, escape, dumping, or release of any kind into the environment (including, without limitation, into air, water, or ground water) of any materials (including, without limitation, industrial, toxic, or hazardous substances or solid, medical, or hazardous waste) by, or on behalf of, Syntax-Brillian or any subsidiary of Syntax-Brillian or from any property owned, leased, or used by Syntax-Brillian or any subsidiary of Syntax-Brillian in violation of any foreign, federal, state, or local law, statute, rule, or regulation or the common law or any decree, order, arbitration award, or agreement with or any license or permit from any foreign, federal, state, or local governmental authority that would have a Material Adverse Effect on the Syntax-Brillian.
               (o) Employee Benefit and Employment Matters.
                    (i) ERISA Matters. Each of Syntax-Brillian and its subsidiaries has fulfilled its obligations, if any, under the minimum funding standards of Section 302 of ERISA and the regulations and published interpretations thereunder with respect to each “plan” (as defined in Section 3(3) of ERISA and such regulations and published interpretations) in which employees of Syntax-Brillian or its subsidiaries are eligible to participate, and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and such regulations and published interpretations. Neither Syntax-Brillian nor any subsidiary of Syntax-Brillian has incurred any unpaid liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan under Title IV of ERISA.
                    (ii) Labor Matters. Each of Syntax-Brillian and its subsidiaries has complied in all material respects with all applicable foreign, federal, state, and local laws, rules, regulations, and ordinances relating to the employment of labor, including, without limitation, the provisions thereof relative to wages, hours, collective bargaining, working conditions, and payment of taxes of any kind, and neither Syntax-Brillian nor any subsidiary of Syntax-Brillian is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing or has any obligations for any vacation, sick leave, or other compensatory time. Neither Syntax-Brillian nor any subsidiary of Syntax-Brillian is a party to any collective bargaining or other contract or agreement with any labor union, and there is no request for union representation pending or threatened against Syntax-Brillian or any subsidiary of Syntax-Brillian. There is not pending or threatened any (A) labor dispute, grievance, strike, or work stoppage involving any of the employees of Syntax-Brillian or any subsidiary of Syntax-Brillian, (B) charge or complaint against or involving any employees of Syntax-Brillian or any subsidiary of Syntax-Brillian by the National Labor Relations Board, the Department of Labor, the Occupational Health and Safety Administration, or any similar foreign, federal, state, or local board or agency, or (C) unfair employment or labor practice charges by or on behalf of any employee of Syntax-Brillian or any subsidiary of Syntax-Brillian.

               (p) Insurance. Each of Syntax-Brillian and its subsidiaries maintains in full force and effect insurance coverage on its assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are adequate and customary for the business engaged in by it.
               (q) SEC Reports. Syntax-Brillian’s report on Form 10-K for the year ended June 30, 2006 filed with the SEC and all subsequent reports and proxy statements filed by Syntax-Brillian thereafter pursuant to the Securities Exchange Act of 1934 do not contain a misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading as of the time the document was filed. Since the filing of such report on Form 10-K, no other report, proxy statement, or other document has been required to be filed by Syntax-Brillian pursuant to the Securities Exchange Act of 1934 that has not been filed.
               (r) Accuracy of Statements. Neither this Agreement nor any statement, list, certificate, or other information furnished or to be furnished by Syntax-Brillian or SBV to Vivitar in connection with this Agreement or any of the transactions contemplated hereby contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.
               (s) Status of Syntax-Brillian Common Stock to be Issued. The shares of Syntax-Brillian Common Stock into which the shares of Vivitar Common Stock will be converted pursuant to this Agreement will be, at or prior to the Effective Time, duly authorized by all necessary corporate action on the part of Syntax-Brillian, and when issued at the Effective Time, such shares of Syntax-Brillian Common Stock will be duly and validly issued, fully paid, nonassessable, and listed for trading on the Nasdaq Global Market under the symbol “BRLC.”
          3.3 Representations and Warranties of Great Step. Great Step represents and warrants to Syntax-Brillian and SBV as follows:
               (a) Authority. Great Step has the corporate power and authority to enter into this Agreement and to fulfill its obligations under this Agreement. The Board of Directors of Great Step has duly authorized the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by and constitutes a legal, valid, and binding agreement of Great Step enforceable against Great Step in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws nor or hereafter in effect relating to creditors’ rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defines and to the discretion of the court before which nay proceeding therefor may be brought. Great Step has approved this Agreement and the transactions contemplated hereby as the sole shareholder of Vivitar.
               (b) No Violation. The execution, delivery, and performance by Great Step will not violate or result in a material breach by Great Step of, or constitute a material default under, or conflict with, or cause any acceleration of any obligation with respect to (i) any provision or restriction of any governing instrument or document of Great Step; (ii) any shareholders’ agreement, voting trust, proxy, or other similar agreement; (iii) any loan agreement, indenture, lease, or mortgage to which Great Step is a party or by which Great Step is bound; or (iv) any order, judgment, award, decree, law, rule, ordinance, regulation, or other restriction of any kind or character to which any assets or properties of Great Step is subject or by which Great Step is bound.
               (c) Ownership of Vivitar Capital Stock. Great Step owns all the issued and outstanding capital stock of Vivitar free and clear of all claims, liens, charges, and encumbrances.
               (d) Acquisition of Syntax-Brillian Common Stock for Own Account. Great Step will acquire the Syntax-Brillian Common Stock for Great Step’s own account and not with a view to the distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”).
               (e) Knowledge and Experience in Financial and Business Matters. Great Step has sufficient knowledge and experience in financial and business matters that Great Step is capable of evaluating the merits and risks of the acquisition of the Syntax-Brillian Common Stock, and Great Step has the ability to bear the economic risk of acquiring the Syntax-Brillian Common Stock.
               (f) Restricted Securities. Great Step acknowledges and understands that the Syntax-Brillian Common Stock will constitute “restricted securities” as defined in Rule 144 under the Securities Act and the certificates representing such shares of Syntax-Brillian Common Stock will contain a legend to this effect. As a result, such shares of Syntax-Brillian Common Stock may be sold only pursuant to registration under the Securities Act or pursuant to an exemption therefrom.
               (g) Available Information. Great Step has been supplied with, or had access to, information to which a reasonable investor would attach significance in making investment decisions, including, without limitation, all publicly available filings by Syntax-Brillian under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including Syntax-Brillian’s Form 10-KA Report for the year ended June 30, 2006; Syntax-Brillian’s Proxy Statement for its 2006 Annual Meeting of Stockholders; and any information with respect to Syntax-Brillian’s financial condition, business, and prospects and other information Great Step has requested to enable Great Step to make the decision to acquire the Syntax-Brillian Common Stock.
SECTION 4.
COVENANTS
          4.1 Covenants of Vivitar. Except as otherwise contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, Vivitar agrees that, unless Syntax-Brillian otherwise agrees in writing, prior to the Effective Time:
               (a) Preservation of Business. Vivitar shall use its best efforts to (i) preserve intact the present business organization of Vivitar and its subsidiaries; (ii) preserve the present goodwill and advantageous relationships of Vivitar and its subsidiaries with persons having business dealings with Vivitar or its subsidiaries; and (iii) preserve and maintain in force all licenses, registrations, franchises, patents, trademarks, trade names, copyrights, bonds, and other similar rights of Vivitar and its subsidiaries. Vivitar and its subsidiaries shall not enter into any employment agreements with any of their officers or management personnel that may not be cancelled without penalty upon notice not exceeding 90 days. Vivitar and its subsidiaries shall maintain in force all property, casualty, fiduciary, directors’ and officers’, and other forms of insurance that they are presently carrying.
               (b) Ordinary Course. Vivitar and its subsidiaries shall operate their businesses only in the usual, regular, and ordinary course and manner. Without limiting the foregoing, neither Vivitar any subsidiary of Vivitar shall (i) encumber or mortgage any of its assets or properties; (ii) incur any obligation (contingent or otherwise) or purchase or acquire, or transfer or convey, any material assets or properties or enter into any transaction or make or enter into any contract or commitment, except in the ordinary course of business; (iii) acquire any stock or other equity interest in any corporation, trust, or other entity; (iv) create, incur, or assume any indebtedness for borrowed money, except in the ordinary course of business, or incur, assume, or become subject, whether directly or indirectly, by way of guaranty or otherwise, to any obligation or liability (whether absolute, accrued, contingent, or otherwise and whether due or to become due) other than obligations or liabilities incurred in the ordinary course of business; (v) fail to discharge or to satisfy any lien, claim, or encumbrance or pay or satisfy any claim, obligation, or liability (whether absolute, accrued, contingent, or otherwise) when the same shall become due and payable; (vi) sell, lease, assign, transfer, or otherwise dispose of any asset or property having a book value in excess of $50,000 individually or $200,000 in the aggregate, except for sales of inventory in the ordinary course of business; (vi) knowingly permit or allow any material asset or property to be subjected to any lien, claim, or encumbrance or enter into any conditional sale or other title retention agreement with respect to any material asset or property; (vii) change in any material respect the accounting methods or practices followed by Vivitar or any subsidiary of Vivitar; (viii) enter into any agreement with any labor union or association representing any employee of Vivitar or any subsidiary of Vivitar; (ix) enter into, amend, terminate, or fail to renew any Material Contract, except in the ordinary course of business; (x) make any capital expenditures, capital additions, or capital improvements in excess of $50,000 individually or $200,000 in the aggregate; (xi) make or revoke any material tax election, other than consistent with past practice, unless required by applicable law, or resolve any tax audit or other similar proceeding in respect of material taxes paid by Vivitar or any subsidiary of Vivitar; (xii) waive or settle any material claims or rights relating to the business of Vivitar or of any subsidiary of Vivitar; or (xiii) transfer to or license any person or otherwise extend, modify, or amend in any material respect, any rights to intellectual property, other than in the ordinary course of business.
               (c) Books and Records. Vivitar and its subsidiaries shall maintain their books, accounts, and records in the usual, regular, and ordinary manner and on a basis consistent with prior years, and shall comply with all laws applicable to them or to the conduct of their business.
               (d) No Organic Change. Neither Vivitar nor any subsidiary of Vivitar shall (i) amend its Articles of Incorporation or bylaws; (ii) make any change in its capital stock by reclassification, subdivision, reorganization, or otherwise; or (iii) merge or consolidate with any other corporation, trust, or other entity or change the character of its business.
               (e) No Issuance by Vivitar of Shares, Options, or Other Securities. Neither Vivitar nor any subsidiary of Vivitar shall (i) issue any shares of capital stock; or (ii) grant any option, warrant, or other right to purchase or otherwise acquire shares of capital stock.
               (f) Compensation. Neither Vivitar nor any subsidiary of Vivitar shall (i) increase the compensation payable to any officer or to other management personnel from the amount payable as of June 30, 2006, except in accordance with normal and customary practice; or (ii) introduce or change any pension or profit sharing plan or any other employee benefit arrangement, except for insubstantial changes necessary to comply with the minimum requirements of the Internal Revenue Code of 1986 or the Employee Retirement Income Security Act of 1974, or except as disclosed in the Vivitar Disclosure Schedule.
               (g) Dividends. Vivitar shall not, and shall not permit any of its subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a direct or indirect wholly owned subsidiary of Vivitar to its parent; (ii) split, combine, or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) repurchase, redeem, or otherwise acquire any shares of capital stock of Vivitar or its subsidiaries or any other securities thereof.
               (h) Consents and Approvals. Vivitar shall use its best efforts to obtain all necessary consents and approvals of other persons and governmental authorities to the performance by Vivitar of the transactions contemplated by this Agreement. Vivitar shall make all filings, applications, statements, and reports to all foreign, federal, state, local, and other government agencies or entities that are required to be made prior to the Effective Time by or on behalf of Vivitar or its subsidiaries pursuant to any statute, rule, or regulation in connection with the transactions contemplated by this Agreement.
          4.2 Covenants of Syntax-Brillian. Syntax-Brillian agrees that, unless Vivitar otherwise agrees in writing, prior to the Effective Time:
               (a) Preservation of Business. Syntax-Brillian shall use its best efforts to (i) preserve intact the present business organization of Syntax-Brillian and its subsidiaries; (ii) preserve the present goodwill and advantageous relationships of Syntax-Brillian and its subsidiaries with all persons having business dealings with Syntax-Brillian or its subsidiaries; and (iii) preserve and maintain in force all licenses, registrations, franchises, patents, trademarks, copyrights, bonds, and other similar rights of Syntax-Brillian and its subsidiaries. Syntax-Brillian and its subsidiaries shall maintain in force all property, casualty, fidelity, directors’ and officers’, and other forms of insurance that they are presently carrying.
               (b) Ordinary Course. Syntax-Brillian and its subsidiaries shall operate their business only in the usual, regular, and ordinary course and manner.
               (c) Books and Records. Syntax-Brillian and its subsidiaries shall maintain their books, accounts, and records in the usual, regular, and ordinary manner and on a basis consistent with prior years, and shall comply with all laws applicable to them or to the conduct of their business.
               (d) No Change in Capital Stock. Neither Syntax-Brillian nor any subsidiary of Syntax-Brillian subsidiaries shall make any change in its capital stock by reclassification, subdivision, reorganization, or otherwise.
               (e) Consents and Approvals. Syntax-Brillian shall use its best efforts to obtain all necessary consents and approvals of other persons and governmental authorities to the performance by Syntax-Brillian of the transactions contemplated by this Agreement. Syntax-Brillian shall make all filings, applications, statements, and reports to all foreign, federal, state, local, and other government agencies and entities that are required to be made prior to the Effective Time by or on behalf of Syntax-Brillian or its subsidiaries pursuant to any statute, rule, or regulation in connection with the transactions contemplated by this Agreement.
          4.3 Registration of Syntax-Brillian Common Stock.
               (a) Filing of Registration Statement. After the Effective Time, Syntax-Brillian shall cause the Syntax-Brillian Common Stock to be registered under Rule 415 of the Securities Act so as to permit the resale thereof, and in connection therewith shall prepare and file a Registration Statement on Form S-3 or S-1 (referred to herein as, the “Registration Statement”) with the SEC with respect to the Syntax-Brillian Common Stock as soon as practicable after the Effective Time hereof, but no later than 30 days after the Effective Time, and shall use its best efforts to cause the Registration Statement to become effective as soon as practicable, but in no event later than 60 days after the Closing Date (the “Filing Effective Date”); provided, however, that Great Step, as holder of the Syntax-Brillian Common Stock, shall provide all such information and materials to Syntax-Brillian and take all such action as may be required in order to permit Syntax-Brillian to comply with all applicable requirements of the SEC and to obtain any desired acceleration of the effective date of such Registration Statement. The offering made pursuant to such registration shall not be underwritten. Syntax-Brillian agrees to provide promptly such information concerning its business and financial statements and affairs as may be reasonably required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate in the preparation of the same. Syntax-Brillian will promptly advise Great Step in writing if, at any time prior to the Filing Effective Date, Syntax-Brillian shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Registration Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Syntax-Brillian shall also take any commercially reasonable action (other than qualifying to do business in any state in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the registration and qualification of the Syntax-Brillian Common Stock to be issued pursuant to this Agreement.
               (b) Duration of Registration. Syntax-Brillian shall prepare and file with the SEC the Registration Statement in accordance with this Section with respect to the shares of Syntax-Brillian Common Stock and shall use it will use its best efforts to keep the

Registration Statement continuously effective under the Securities Act until the earlier of (i) the second anniversary of the Filing Effective Date, (ii) such date as all unsold securities held by Great Step and registered on such registration statement may be sold in a single three-month period in accordance with Rule 144 under the Securities Act, or (iii) such date as all shares of Syntax-Brillian Common Stock registered on such Registration Statement have been resold. On the Filing Effective Date, Great Step shall be named as a selling security holder in the Registration Statement and the related prospectus in such a manner as to permit Great Step to deliver such prospectus to purchasers of registered securities in accordance with applicable law.
               (c) Suspension of Sales. Notwithstanding any other provision of this Section, Syntax-Brillian shall have the right at any time to require that Great Step suspend open market offers and sales of Syntax-Brillian Common Stock (the “Suspension Rights”) whenever, and for so long as, (i) in the reasonable, good-faith judgment of Syntax-Brillian after consultation with counsel, there is in existence material undisclosed information or events with respect to Syntax-Brillian, or (ii) Syntax-Brillian is engaged in a registered distribution of its securities. In the event Syntax-Brillian exercises the Suspension Right, such suspension will continue for the period of time reasonably necessary for disclosure to occur at a time that is not materially detrimental to Syntax-Brillian or until such time as the information or event is no longer material, each as reasonably determined in good faith by Syntax-Brillian after consultation with counsel. Syntax-Brillian will promptly give Great Step notice, in a writing signed by an executive officer of Syntax-Brillian, of any such suspension. Syntax-Brillian agrees to notify Great Step promptly upon termination of the suspension. The period during which Syntax-Brillian is required to cause the Registration Statement to remain effective shall be extended by a period equal in length to any and all periods during which open market offers and sales of Syntax-Brillian Common Stock are suspended pursuant to exercise of the Suspension Right.
               (d) Limitation on Resale. Notwithstanding any other provision of this Section, until the first anniversary of the Effective Time, Great Step shall not sell Syntax-Brillian Common Stock in excess of the volume limitations set forth in Rule 144(e) under the Securities Act.
               (e) Expenses of Registration. Syntax-Brillian shall pay all of the out-of-pocket expenses, other than underwriting discounts and commission (if any), incurred in connection with any registration of Syntax-Brillian Common Stock pursuant to this Section, including without limitation, all registration and filing fees, printing expenses, transfer agents’ and registrants’ fees, and fees and disbursements of Syntax-Brillian’s outside counsel and independent accountants, and the reasonable fees and disbursements of counsel for Great Step up to an aggregate of $10,000.
          4.4 Other Acquisition Proposals. Each of Vivitar and Great Step and the officers, directors, employees, representatives, and agents of each of them shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as hereinafter defined). From and after the date hereof until the termination of this Agreement, neither Vivitar nor Great Step shall not, nor shall either of them permit any of its subsidiaries to, authorize or permit any of its officers, directors, or employees or any investment banker, financial advisor, attorney, accountant, or other representative retained by it or any of its subsidiaries to, directly or indirectly, (a) solicit, initiate, or knowingly encourage (including by way of furnishing non-public information or assistance), or knowingly take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; or (b) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, the terms of this Section shall not prohibit Vivitar from furnishing information regarding Vivitar and its subsidiaries to any person or group in response to an unsolicited Acquisition Proposal if the board of directors of Vivitar concludes in good faith, after consultation with its outside legal counsel, that such action is reasonably necessary in order for the board of directors of Vivitar to comply with its fiduciary obligations of Vivitar under applicable law. Vivitar will promptly advise Syntax-Brillian orally and in writing of any Acquisition Proposal or any request for information reasonably likely to lead to an Acquisition Proposal that is made or submitted by any person prior to the Effective Time. For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal, or offer from any person relating to any direct or indirect acquisition or purchase of any of the assets or properties of Vivitar or any of its subsidiaries outside the ordinary course of business or any shares of any class of equity securities of Vivitar or any of its subsidiaries; any tender offer or exchange offer for any shares of any class of equity securities of Vivitar or any of its subsidiaries; any merger, consolidation, business combination, recapitalization, liquidation, dissolution, or similar transaction involving Vivitar or any of its subsidiaries (other than the transactions between the parties hereto contemplated by this Agreement); or any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent, or materially delay the Merger or which could reasonably be expected to dilute materially the benefits to the other of the transactions contemplated hereby.
SECTION 5.
CONDITIONS PRECEDENT TO OBLIGATIONS
          5.1 Conditions Precedent to the Obligations of Syntax-Brillian and SBV. The obligations of Syntax-Brillian and SBV under this Agreement are, at the option of Syntax-Brillian and SBV, subject to the satisfaction of the following conditions on or before the Effective Time:
               (a) Accuracy of Representations and Warranties. The representations and warranties of Vivitar herein contained shall have been true and correct in all material respects when made, and, in addition, shall be true and correct in all material respects at all times between the date of this Agreement and the Effective Time with the same force and effect as though made on and as of the Effective Time, except as affected by transactions contemplated hereby.
               (b) Performance of Agreements. Vivitar shall have, in all material respects, performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by it on or prior to the Effective Time.
               (c) Corporate Approvals. All necessary corporate action on the part of the directors of Vivitar and Great Step and of Great Step as the sole shareholder of Vivitar adopting this Agreement and approving the transactions contemplated hereby shall have been taken by November 30, 2006.

               (d) Opinion of Counsel for Vivitar. Syntax-Brillian shall have received an opinion of Baker & McKenzie LLP, counsel for Vivitar, dated the Effective Time, to the following effect:
                    (i) Vivitar is a corporation validly existing and in good standing under the laws of the state of California and has the corporate power to execute this Agreement, perform its obligations hereunder, and to carry on its business as it is currently being conducted;
                    (ii) This Agreement has been duly authorized, by all necessary corporate action on the part of Vivitar and has been duly executed, and delivered by it and constitutes a valid and binding agreement of Vivitar, enforceable against Vivitar in accordance with its terms, except that the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law); and
                    (iii) Such counsel has no actual knowledge of any actions, suits, or proceedings pending or threatened against or affecting Vivitar or any of its subsidiaries at law or in equity, or before or by any foreign, federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality that would result in a breach of the representation and warranty set forth in Section 3.1(j) of this Agreement; and
     Reference to “actual knowledge” in this Section means the actual knowledge of those attorneys of Baker & McKenzie LLP’s San Francisco or Palo Alto offices giving substantive attention to this Agreement.
               (e) No Material Adverse Change. There shall be no material adverse change in the business, properties, or financial condition of Vivitar.
               (f) Litigation. As of the Effective Time, no action or proceeding by any governmental agency shall have been instituted or threatened that would enjoin, restrain, or prohibit, or might result in substantial damages in respect of this Agreement or the consummation of the transactions contemplated by this Agreement, and would, in the reasonable judgment of Syntax-Brillian, make it inadvisable to consummate such transaction, and no court order shall have been entered in any action or proceeding instituted by any other party that enjoins, restrains, or prohibits this Agreement or consummation of the transactions contemplated by this Agreement.
          5.2 Conditions Precedent to the Obligations of Vivitar and Great Step. The obligations of Vivitar and Great Step under this Agreement are, at the option of Vivitar and Great Step, subject to the satisfaction of the following conditions on or before the Effective Time:
               (a) Accuracy of Representations and Warranties. The representations and warranties of Syntax-Brillian and SBV herein contained shall have been true and correct in all material respects when made and, in addition, shall be true and correct in all material respects at all times between the date of this Agreement and the Effective Time with the same force and effect as though made on and as of the Effective Time, except as affected by transactions contemplated hereby.
               (b) Performance of Agreements. Syntax-Brillian and SBV shall have, in all material respects, performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by them or either of them on or prior to the Effective Time.
               (c) Corporate Approval. All necessary corporate action on the part of the directors and stockholders of Syntax-Brillian and SBV approving and adopting this Agreement and approving the transactions contemplated hereby shall have been taken by November 30, 2006.
               (d) Opinion of Counsel for Syntax-Brillian. Vivitar shall have received an opinion of Greenberg Traurig, LLP, counsel for Syntax-Brillian and SBV, dated the Effective Time, in form and substance reasonably satisfactory to Vivitar and its counsel, to the effect that:
                    (i) Each Syntax-Brillian and SBV is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation and has the corporate power under the laws of such state to own, lease, and operate its properties; to carry on its business as being conducted; and to consummate the Merger;
                    (ii) All necessary corporate proceedings of the board of directors of Syntax-Brillian and the board of directors and shareholders of SBV to approve and adopt this Agreement and to authorized the execution and delivery of this Agreement and the consummation of the Merger have been duly and validly taken:
                    (iii) Each of Syntax-Brillian and SBV has the corporate power and authority to execute and deliver this Agreement, and this Agreement has been duly authorized, executed and, delivered by each of them and constitutes its legal, valid, and binding obligation except that the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law);
                    (iv) Such counsel has no actual knowledge of any actions, suits, or proceedings pending or threatened against or affecting Syntax-Brillian of any of its subsidiaries at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality that would result in a breach of the representation and warranty set forth in Section 3.1(i) of this Agreement; and
                    (v) The consummation of the Merger will not violate or result in a breach of or constitute a default by Syntax-Brillian or SBV under any provision of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, decree, award, ordinance, regulation or any other restriction of any kind or character known to such counsel, to which Syntax-Brillian or SBV is a party or by which either is bound.

     Reference to “actual knowledge” in this Section means the actual knowledge of those lawyers of Greenberg Traurig, LLP’s Phoenix office giving substantive attention to this Agreement.
               (e) No Material Adverse Change. There shall be no material adverse change in the business, properties, or financial condition of Syntax-Brillian or SBV taken as a whole.
               (f) Litigation. As of the Effective Time, no action or proceeding by any governmental agency shall have been instituted or threatened that would enjoin, restrain, or prohibit, or might result in substantial damages in respect of this Agreement or the consummation of the transactions contemplated by this Agreement, and would, in the reasonable judgment of Vivitar, make it inadvisable to consummate such transaction, and no court order shall have been entered in any action or proceeding instituted by any other party that enjoins, restrains, or prohibits this Agreement or consummation of the transactions contemplated by this Agreement.
               (g) Listing on Nasdaq Global Market. All of the shares of Syntax-Brillian Common Stock to be issued hereunder shall have been authorized for listing, subject to official notice of issuance, on the Nasdaq Global Market.
SECTION 6.
WAIVER, MODIFICATION, ABANDONMENT
          6.1 Waivers. The failure of Vivitar to comply with any of its obligations, agreements, or conditions as set forth herein may be waived expressly in writing by Syntax-Brillian and SBV, by action of their respective Boards of Directors without the requirement for a vote of stockholders. The failure of Syntax-Brillian and SBV to comply with any of their obligations, agreements, or conditions as set forth herein may be waived expressly in writing by Vivitar without the vote of shareholders.
          6.2 Modification. This Agreement may be modified at any time in any respect by the mutual consent of all of the parties, notwithstanding prior approval by the stockholders. Any such modification may be approved for any party by its Board of Directors, without further stockholder approval, except that the number of shares of Syntax-Brillian Common Stock to be issued in exchange for the shares of Vivitar Common Stock may not be decreased without the consent of Vivitar’s shareholders given by the same vote as is required under applicable state law for approval of this Agreement.
          6.3 Abandonment. The Merger may be abandoned on or before the Effective Time notwithstanding adoption of this Agreement by the shareholders of the parties hereto:
               (a) By the mutual agreement of the Boards of Directors of Syntax-Brillian, SBV, and Vivitar;
               (b) By the Boards of Directors of Syntax-Brillian and SBV, if any of the conditions provided in Section 5.1 shall not have been satisfied, complied with, or performed in any material respect, and Syntax-Brillian and SBV shall not have waived such failure of satisfaction, noncompliance, or nonperformance;
               (c) By the Board of Directors of Vivitar, if any of the conditions provided in Section 5.2 shall not have been satisfied, complied with, or performed in any material respect, and Vivitar shall not have waived such failure of satisfaction, noncompliance, or nonperformance; or
               (d) At the option of Syntax-Brillian, SBV, and Vivitar, if there shall have been instituted and be pending or threatened any legal proceeding before any court or governmental agency seeking to restrain or prohibit or to obtain damages in respect of this Agreement or the consummation of the Merger, or if any order restraining or prohibiting the Merger shall have been issued by any court or governmental agency and shall be in effect.
     In the event of any termination pursuant to this Section 6.3 (other than pursuant to subparagraph (a) hereof) written notice setting forth the reasons thereof shall forthwith be given by Vivitar if it is the terminating party, to, or by Syntax-Brillian and SBV, if they are the terminating parties, to Vivitar. This Agreement shall terminate automatically if the Effective Time shall not have occurred on or before January 31, 2007, or such later date as shall have been agreed to by the parties hereto under Section 6.2.
          6.4 Effect of Abandonment. If the Merger is abandoned as provided for in this Section, (a) this Agreement shall forthwith become wholly void and of no effect without liability to any party to this Agreement or to the directors, officers, representatives, and agents of any such party except as provided in Section 6.5, and (b) each of Syntax-Brillian, SBV, and Vivitar shall pay its own fees and expenses incident to the negotiation, preparation, and execution of this Agreement and the obtaining of the necessary approvals thereof, including fees and expenses of its counsel, accountants, investment bankers, and other experts.
          6.5 Right to Damages. If this Agreement is terminated, no party hereto shall have any liability or obligation to the others; provided, however, that each party hereto shall remain liable for any breach of any of that party’s representations and warranties or the terms of this Agreement, or any willful failure by the party to perform any such party’s obligations or agreements contained or referenced in this Agreement.
SECTION 7.
INDEMNIFICATION AND ESCROW
          7.1 Survival of Representations and Warranties The representations and warranties made by Vivitar, Syntax-Brillian, and Great Step in this Agreement or any certificates delivered pursuant hereto or as provided herein and therein shall are made only as of the date of this Agreement and as of the Effective Time. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and continue until 5:00 p.m., California time, on the first anniversary of the Effective Time (the “Expiration Date”).

          7.2 Indemnification.
               (a) Indemnification by Great Step Great Step covenants and agrees to defend, indemnify, and hold Syntax-Brillian and SBV and each of their officers, directors, shareholders, controlling persons, affiliates, employees, and agents (each a “Syntax-Brillian Indemnitee”) harmless for, from, and against, and will pay to the Syntax-Brillian Indemnities, the amount of any and all damages, losses, liabilities (absolute and contingent), fines, penalties, costs, and expenses, including, without limitation, reasonable counsel fees, costs, and expenses, (collectively “Syntax-Brillian Losses”) (including those incurred in the investigation, defense, or settlement with respect to or arising out of any demand, claim, inquiry, investigation, proceeding, action, or cause of action) or diminution of value, whether or not involving a third-party claim, that any Syntax-Brillian Indemnitee may suffer or incur by reason of (i) the inaccuracy of any of the representations or warranties of Vivitar contained in this Agreement, or any of the agreements, certificates, documents, exhibits, or schedules delivered in connection with this Agreement; (ii) the failure of Vivitar to comply with, or the breach, or the default by Vivitar of, any of the covenants, warranties, or agreements made by Vivitar contained in this Agreement, or any of the agreements, certificates, documents, exhibits, or schedules delivered in connection with this Agreement, (iii) any amounts incurred or paid as a result of or arising out of patent infringement claims set forth on Schedule 3.1(j) to the Disclosure Schedule under the heading “Potential Patent Infringement Claims” (including costs and attorneys’ fees incurred by Vivitar or Syntax-Brillian in the investigation, defense, or settlement of such claims), but only to the extent that Vivitar has not recovered such losses from Premier Image Technology Company (“Premier”) under the terms of the Master ODM Agreement dated April 1, 2006 between Premier and Vivitar, and provided that Syntax-Brillian has caused Vivitar to use all commercially reasonable efforts to recover such losses from Premier, or (iv) any amounts incurred or paid as a result of or arising out of the pension liabilities in the United Kingdom set forth on Schedule 3.1(f) to the Disclosure Schedule (including costs or attorneys’ fees incurred by Vivitar or Syntax-Brillian in the investigation, defense, or settlement of such claims).
               (b) Indemnification by Syntax-Brillian. Syntax-Brillian covenants and agrees to defend, indemnify, and hold Great Step harmless for, from, and against, and will pay to Great Step the amount of, any and all damages, losses, liabilities (absolute and contingent), fines, penalties, costs, and expenses, including, without limitation, reasonable counsel fees, costs, and expenses (collectively, “Great Step Losses”) (including those incurred in the investigation, defense, or settlement with respect to or arising out of any demand, claim, inquiry, investigation, proceeding, action, or cause of action) or diminution of value, whether or not involving a third-party claim, that Great Step may directly or indirectly suffer or incur by reason of (a) the inaccuracy of any of the representations or warranties of Syntax-Brillian or SBV contained in this Agreement or any of the agreements, certificates, documents, exhibits, or schedules delivered in connection with this Agreement; or (b) the failure to comply with, or the breach or the default by Syntax-Brillian or SBV, of any of the covenants, warranties, or agreements made by Syntax-Brillian or SBV in this Agreement or any of the agreements, certificates, documents, exhibits, or schedules delivered in connection with this Agreement. Except in the case of fraud, the right of Great Step after the Effective Time to assert indemnification claims and receive indemnification payments from Syntax-Brillian shall be in a maximum amount not to exceed $3,900,000 pursuant to this Section shall be the sole and exclusive right and remedy exercisable by Great Step with respect to any inaccuracy or breach in any representation, warranty, or covenant made by Syntax-Brillian or SBV contained in this Agreement or in any instrument delivered pursuant to this Agreement or in connection with the transactions contemplated hereby. Great Step may not receive any amounts until the aggregate amount of Great Step Losses exceed an aggregate of $100,000, in such case, Great Step may recover the entire amount of the cumulative Great Step Losses.
          7.3 Escrow Arrangement. At the Effective Time, Great Step will be deemed to have received and deposited with the Escrow Agent (as defined below) the Escrow Shares (plus any additional shares as may be issued upon any stock split, stock dividend, or recapitalization effected by Syntax-Brillian after the Effective Time), without any act of Great Step. As soon as practicable after the Effective Time, the Escrow Shares will be deposited with Arizona Escrow Financial Corporation (or other institution reasonably acceptable to Syntax-Brillian and Great Step), as Escrow Agent (the “Escrow Agent”), such deposit to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein and in the Escrow Agreement. Syntax-Brillian will pay the administrative costs relating to the Escrow Fund, including the charges of the Escrow Agent. The Escrow Fund shall be available to compensate Syntax-Brillian for any Syntax-Brillian Losses. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process, or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Section and the Escrow Agreement. Except in the case of (i) fraud or (ii) a breach of any of the representations and warranties of Great Step in Section 3.3(a), Section 3.3(b), or Section 3.3(c) of this Agreement, the right of Syntax-Brillian after the Effective Time to assert indemnification claims and receive indemnification payments from the Escrow Fund pursuant to this Section shall be the sole and exclusive right and remedy exercisable by Syntax-Brillian with respect to any inaccuracy or breach in any representation, warranty, or covenant made by Vivitar or Great Step contained in this Agreement or in any instrument delivered pursuant to this Agreement or in connection with the transactions contemplated hereby. Syntax-Brillian may not receive any shares from the Escrow Fund unless and until Officer’s Certificates (as defined in Section 7.3(c) below) identifying Syntax-Brillian Losses, the aggregate cumulative amount of which exceed $100,000, have been delivered to the Escrow Agent as provided in Section 7.3(c); in such case, Syntax-Brillian may recover from the Escrow Fund the entire amount of the cumulative Syntax-Brillian Losses.
               (a) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., California time, on the Expiration Date (the “Escrow Period”); provided that the Escrow Period shall not terminate with respect to such amount (or some portion thereof), that is necessary in the reasonable judgment of Syntax-Brillian, subject to the objection of Great Step and the subsequent arbitration of the matter in the manner provided in this Section, to satisfy any unsatisfied Syntax-Brillian Losses concerning facts and circumstances existing prior to the termination of the Escrow Period specified in any Officer’s Certificate delivered to the Escrow Agent prior to termination of the Escrow Period. As soon as any such Syntax-Brillian Loss has been resolved, the Escrow Agent shall deliver to Great Step the remaining portion of the Escrow Fund not required to satisfy any other such unresolved Syntax-Brillian Loss.

               (b) Protection of Escrow Fund. Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Syntax-Brillian and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Section. Any shares of Syntax-Brillian Common Stock or other equity securities issued or distributed by Syntax-Brillian (including shares issued upon a stock split) in respect of shares of Syntax-Brillian Common Stock in the Escrow Fund at the time of issuance or distribution shall be added to the Escrow Fund and become a part thereof. Cash dividends on shares of Syntax-Brillian Common Stock in the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to Great Step. Great Step shall have voting rights and cash dividend distribution rights with respect to the shares of Syntax-Brillian Common Stock in the Escrow Fund (and on any voting securities added to the Escrow Fund in respect of such shares of Syntax-Brillian Common Stock).
               (c) Claims Upon Escrow Fund Upon receipt by the Escrow Agent at any time on or before 5:00 p.m. California time on the Expiration Date of a certificate signed by any officer of Syntax-Brillian (an “Officer’s Certificate”): (A) stating that Syntax-Brillian has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Syntax-Brillian Losses and specifying an aggregate amount thereof, and (B) specifying in reasonable detail the individual items of Syntax-Brillian Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related and to the extent known a reasonable summary of the facts underlying the claim, and if no objection is received from Great Step in accordance with this Section, the Escrow Agent shall, subject to the provisions of this Section, deliver to Syntax-Brillian out of the Escrow Fund, as promptly as practicable, shares of Syntax-Brillian Common Stock held in the Escrow Fund in an amount equal to such Syntax-Brillian Losses. For the purposes of determining the number of shares of Syntax-Brillian Common Stock to be delivered to Syntax-Brillian pursuant to this Section, the shares of Syntax-Brillian Common Stock shall be valued at the Syntax-Brillian Common Stock Average Price.
               (d) Objections to Claims. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to Great Step in the manner contemplated by Section 7.3(d) and for a period of 30 days after such delivery, the Escrow Agent shall make no delivery to Syntax-Brillian of any Escrow Shares pursuant to this Section unless the Escrow Agent shall have received written authorization from Great Step to make such delivery. After the expiration of such 30-day period, the Escrow Agent shall make delivery of shares of Syntax-Brillian Common from the Escrow Fund in accordance with this Section, provided that no such payment or delivery may be made if Great Step shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such 30-day period.
          7.4 Notice and Right to Defend Third-Party Claims. In addition to the requirements of Section 7.3 above, promptly upon receipt of notice of any claim, demand, or assessment or the commencement of any suit, action, or proceeding with respect to which indemnity may be sought pursuant to this Agreement, the party seeking to be indemnified or held harmless (the “Indemnitee”) shall notify in writing, if possible, within sufficient time to respond to such claim or answer or otherwise plead in such action, the party from whom indemnification is sought (the “Indemnitor”). In case any claim, demand, or assessment shall be asserted, or suit, action, or proceeding commenced against the Indemnitee, the Indemnitor shall be entitled, at the Indemnitor’s expense, to participate therein, and, to the extent that it may wish, to assume the defense, conduct, or settlement thereof, at its own expense, with counsel satisfactory to the Indemnitee, whose consent to the selection of counsel shall not be unreasonably withheld or delayed, provided that the Indemnitor confirms to the Indemnitee that it is a claim to which its rights of indemnification apply. The Indemnitor shall have the right to settle or compromise monetary claims without the consent of Indemnitee; however, as to any other claim, the Indemnitor shall first obtain the prior written consent from the Indemnitee, which consent shall be exercised in the sole discretion of the Indemnitee. After notice from the Indemnitor to the Indemnitee of Indemnitor’s intent so to assume the defense, conduct, settlement, or compromise of such action, the Indemnitor shall not be liable to the Indemnitee for any legal or other expenses (including, without limitation, settlement costs) subsequently incurred by the Indemnitee in connection with the defense, conduct, or settlement of such action while the Indemnitor is diligently defending, conducting, settling, or compromising such action. The Indemnitor shall keep the Indemnitee apprised of the status of the suit, action, or proceeding and shall make Indemnitor’s counsel available to the Indemnitee, at the Indemnitor’s expense, upon the request of the Indemnitee. The Indemnitee shall cooperate with the Indemnitor in connection with any such claim and shall make personnel, books, and records and other information relevant to the claim available to the Indemnitor to the extent that such personnel, books, and records and other information are in the possession and/or control of the Indemnitee. If the Indemnitor decides not to participate, the Indemnitee shall be entitled, at the Indemnitor’s expense, to defend, conduct, settle, or compromise such matter with counsel satisfactory to the Indemnitor, whose consent to the selection of counsel shall not be unreasonably withheld or delayed.
          7.5 Sole Remedy. Except in the case of (a) fraud or (b) a breach of any of the representations and warranties of Great Step in Section 3.3(a), Section 3.3(b), or Section 3.3(c) of this Agreement, in which event this provision shall not apply, the right of indemnification shall be the sole remedy which any party may have against any other party pursuant to this Agreement or otherwise, in the event of a breach by such other party of any covenant, representation, warranty, or agreement made under or pursuant to this Agreement. Except in the case of (a) fraud or (b) a breach of any of the representations and warranties of Great Step in Section 3.3(a), Section 3.3(b), or Section 3.3(c) of this Agreement, in which event this provision shall not apply. For purposes of clarity, the Escrow Fund will be the exclusive right and remedy exercisable by Syntax-Brillian against Great Step with respect to any inaccuracy or breach in any representation, warranty, or covenant made by Great Step or Vivitar, which shall be limited to the Escrow Shares.
SECTION 8.
GENERAL
          8.1 Indemnity Against Finders. Each party hereto shall indemnify and hold the other parties harmless against any claim for finders’ fees based on alleged retention of a finder by it.

          8.2 Controlling Law. This Agreement, and all questions relating to its validity, interpretation, performance, and enforcement, shall be governed by and construed in accordance with the laws of the state of Delaware, notwithstanding any Delaware or other conflict-of-law provisions to the contrary. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the state of Arizona located in Maricopa County and the United States District Court for the District of Arizona for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action, or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action, or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.
          8.3 Notices. All notices, requests, consents, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given and received (a) if mailed by registered or certified mail, three business days after deposit in the United States mail, postage prepaid, return receipt requested; (b) upon confirmation of a receipt of a facsimile or e-mail transmission; (c) if hand delivered, upon delivery against receipt or upon refusal to accept the notice; (d) if delivered by a standard overnight courier, one business day after deposit with such courier, postage prepaid, in each case, addressed to such party at the address set forth below; (e) if by fax or e-mail, one hour after transmission:
If to Syntax-Brillian or SBV:
1600 North Desert Drive
Tempe, Arizona 85281
Attention: Vincent F. Sollitto, Jr.
Phone: (602) 389-8888
Fax: (602) 389-8860
E-mail: Vincent.Sollitto@syntaxbrillian.com
with a copy given in the manner
prescribed above, to:
Greenberg Traurig, LLP
2375 E. Camelback Road, Suite 700
Phoenix, Arizona 85016
Attention: Robert S. Kant, Esq.
Phone: (602) 445-8000
Fax: (602) 445-8100
E-mail: kantr@gtlaw.com

If to Vivitar or Great Step:
c/o Baker & McKenzie
15 Floor, Hung Tai Center
Tai pei, Taiwan 105, Taiwan
Attention: Michael Wong
Phone: 886-2-2712-6151
Fax: 886-2-276-9250
E-mail: Michael.Wong@bakernet.com
with a copy given in the manner
prescribed above, to:
Baker & McKenzie LLP
660 Hansen Way
Palo Alto, California 94304
Attention: Michael J. Madda, Esq.
Phone: (650) 856-5550
Fax: (650) 856-9299
E-mail: Michael.J.Madda@bakernet.com
     Any party may alter the address to which communications or copies are to be sent by giving notice to such of change of address in conformity with the provisions of this paragraph for the giving of notice.
          8.4 Binding Nature of Agreement; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other parties hereto.
          8.5 Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements, or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.
          8.6 Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.
          8.7 Gender. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.
          8.8 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 27th day of October, 2006, as of the day and year first above written.

SYNTAX-BRILLIAN CORPORATION

By:	/s/ Vincent F. Sollitto Jr.

Name:	Vincent F. Sollitto Jr.

Title:	Chairman & CEO

SBV — AC CORPORATION

By:	/s/ Vincent F. Sollitto Jr.

Name:	Vincent F. Sollitto Jr.

Title:	Chairman & CEO

VIVITAR CORPORATION

By:	/s/ Bo Liu

Name:	Bo Liu

Title:	CEO

GREAT STEP CO., LTD.

By:	/s/ Bo Liu

Name:	Bo Liu

Title:	Attorney-in-fact

EXHIBIT A
AGREEMENT OF MERGER
     This Agreement of Merger is entered into between Vivitar Corporation, a California corporation (“Surviving Corporation”) and SBV-AC Corporation, a California corporation (“Merging Corporation”).
Merging Corporation shall be merged into Surviving Corporation.
Each outstanding share of Merging Corporation shall be converted into one share of Surviving Corporation.
The outstanding shares of Surviving Corporation shall be converted into 4,565,141 shares of Syntax-Brillian Corporation, a Delaware corporation, and the holder of all of the outstanding shares of Merging Corporation.
Merging Corporation shall from time to time, as and when requested by Surviving Corporation, execute and deliver all such documents and instruments and take all such action necessary or desirable to evidence or carry out this merger.
The Articles of Incorporation of Surviving Corporation are amended and restated in their entirety to read as set forth on Exhibit A hereto.
The effect of the merger and the effective date of the merger are as prescribed by law.
     IN WITNESS WHEREOF the parties have executed this Agreement.

VIVITAR CORPORATION

By:

, President

By:

, Secretary

SBV-AC CORPORATION

By:

, President

By:

, Secretary

EXHIBIT A
Amended and Restated Articles of Incorporation of Surviving Corporation